NEWS RELEASE

TRADEWEB REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

A new quarterly record for average daily volume of $815.0 billion increased 53.3%

Record quarterly revenues of $201.0 million increased 21.6%

(23.4% on a constant currency basis)

Net income of $48.6 million

Adjusted EBITDA margin of 46.5%

Declared quarterly cash dividend of $0.08 per share

NEW YORK – November 7, 2019 – Tradeweb Markets Inc. (Nasdaq: TW), a leading, global operator of electronic marketplaces for rates, credit, equities and money markets, today reported financial results for the quarter ended September 30, 2019. The financial results announced today are consistent with the preliminary financial results for the three and nine months ended September 30, 2019, announced on October 15, 2019.

Lee Olesky, Chief Executive Officer of Tradeweb Markets, said, “Tradeweb generated record revenue in the third quarter and double-digit growth in revenue year over year. The diversity of our revenue growth is a testament to our ability to drive electronic trading by collaborating with clients and leveraging our network to deliver innovative new offerings across both cornerstone and newer products. We remain focused on capitalizing on a number of long-term secular trends and organically enhancing customer workflows to continue aggressively pursuing growth while working to increase margins.”

Third Quarter Highlights

▪	A new quarterly record for average daily volume (“ADV”) of $815.0 billion represented an increase of 53.3% year over year
▪	During the quarter, a total of 13 trading days with greater than $1 trillion in notional volume
▪	New quarterly records for ADV in rates and credit derivatives, European government bonds, mortgages, European ETFs and Chinese bonds
▪	New quarterly records for U.S. high-grade and high-yield credit of 12.5% and 4.1% market share of TRACE volume, respectively, during the quarter
▪	Net income of $48.6 million, including net income attributable to Tradeweb Markets Inc. of $29.6 million, and GAAP earnings per diluted share (“Diluted EPS”) of $0.20 for the quarter
▪	Adjusted EBITDA margin of 46.5%, Adjusted EBIT margin of 41.3%, Adjusted Net Income of $61.6 million and Adjusted Net Income per diluted share (“Adjusted Diluted EPS”) of $0.27 for the quarter

Gross revenue increased 21.6% (23.4% on a constant currency basis) to a record $201.0 million for the third quarter of 2019 from $165.3 million for the third quarter of 2018. Net income increased to $48.6 million for the third quarter of 2019 from $46.0 million for the third quarter of 2018. Net income for the third quarter of 2019 was impacted by net depreciation and amortization expense of $18.3 million as a result of the Refinitiv Transaction and the resulting revaluation of our balance sheet.  Diluted EPS for Tradeweb Markets Inc. was $0.20 for the third quarter of 2019. Diluted EPS for Tradeweb Markets LLC was $0.21 for the third quarter of 2018.

Adjusted EBITDA increased 40.3% to $93.4 million with an Adjusted EBITDA margin of 46.5% for the third quarter of 2019 compared to Adjusted EBITDA of $66.6 million and an Adjusted EBITDA margin of 40.3% for the third quarter of 2018 (on a constant currency basis, Adjusted EBITDA margin increased 672 basis points compared to the third quarter of 2018). Adjusted EBIT increased 46.5% to $83.1 milion with an Adjusted EBIT margin of 41.3% for the third quarter of 2019 compared to Adjusted EBIT of $56.7 million and an Adjusted

EBIT margin of 34.3% for the third quarter of 2018 (on a constant currency basis, Adjusted EBIT margin increased 770 basis points compared to the third quarter of 2018). Adjusted Net Income increased 45.9% to $61.6 million for the third quarter of 2019 from $42.3 million for the third quarter of 2018. Adjusted Diluted EPS was $0.27 for the third quarter of 2019 compared to $0.19 for the third quarter of 2018.

					Constant
Select Financial Results	Successor	Predecessor			Currency
($ in millions except per share amounts)	3Q19	3Q18	% Change		Growth (1)
Gross revenue	$201.0	$165.3	21.6%		23.4%
Rates	$115.5	$92.6	24.7%		26.1%
Credit	$39.6	$33.6	17.6%		21.0%
Equities	$12.3	$8.5	45.4%		49.5%
Money Markets	$10.5	$8.7	20.9%		22.0%
Market Data	$16.9	$15.8	7.3%		8.2%
Other	$6.2	$6.1	1.2%		1.2%
Net income (2)	$48.6	$46.0	—%		—%
Net income attributable to Tradeweb Markets Inc.(3)	$29.6	$—	—%		—%
Diluted EPS (4)	$0.20	$0.21	—%		—%
Non-GAAP Financial Measures
Adjusted EBITDA (5)	$93.4	$66.6	40.3%		43.9%
Adjusted EBITDA margin (5)	46.5%	40.3%	+620	bps	+672	bps
Adjusted EBIT (5)	$83.1	$56.7	46.5%		51.0%
Adjusted EBIT margin (5)	41.3%	34.3%	+701	bps	+770	bps
Adjusted Net Income (5)	$61.6	$42.3	45.9%		50.3%
Adjusted Diluted EPS (5)(6)	$0.27	$0.19	38.6%		42.9%

(1)

Constant currency growth is a non-GAAP financial measure that reflects growth for the period excluding the impact of foreign currency fluctuations. See "Non-GAAP Financial Measures" below for additional information.

(2)

Net income for the third quarter of 2019 was impacted by net depreciation and amortization expense of $18.3 million as a result of the Refinitiv Transaction and the resulting revaluation of our balance sheet. See "Presentation" below for additional information regarding the Refinitiv Transaction.

(3)	Represents net income less net income attributable to non-controlling interests.
(4)

We present Diluted EPS for Tradeweb Markets Inc. for the third quarter of 2019 and for Tradeweb Markets LLC for the third quarter of 2018, as the Reorganization Transactions and the IPO were completed in April 2019. As a consequence, the Diluted EPS information for Tradeweb Markets Inc. and Tradeweb Markets LLC is not comparable. See “Presentation” and “Basic and Diluted EPS Calculations” below for additional information.

(5)

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT, Adjusted EBIT margin, Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures. See "Non-GAAP Financial Measures" below and the attached schedules for additional information and reconciliations of such non-GAAP financial measures.

(6)

We present Adjusted Diluted EPS for Tradeweb Markets Inc. for the third quarter of 2019 and for Tradeweb Markets LLC for the third quarter of 2018. Because Adjusted Diluted EPS includes certain tax related adjustments to reflect an assumed effective tax rate for all periods presented and, for the third quarter of 2019, assumes all equity interests of Tradeweb Markets LLC are exchanged for shares of Class A or Class B common stock, we believe that Adjusted Diluted EPS for Tradeweb Markets Inc. and Tradeweb Markets LLC are comparable.

Discussion of Results

Rates – Revenues from rates of $115.5 million in the third quarter of 2019 increased 24.7% compared to the third quarter of 2018. ADV in rates of $563.4 billion for the third quarter of 2019 increased 64.5% due mainly to strong year-over-year growth in trading activity in both long and short-tenor interest rate swaps and swaptions, mortgages and U.S. Treasuries.

Credit – Revenues from credit of $39.6 million in the third quarter of 2019 increased 17.6% compared to the third quarter of 2018. ADV in credit of $17.2 billion for the third quarter of 2019 increased 44.7% due mainly to a new quarterly record for credit derivatives volumes and increased trading activity in U.S. high-grade and high-yield credit and Chinese bonds.

Equities – Revenues from equities of $12.3 million in the third quarter of 2019 increased 45.4% compared to the third quarter of 2018. ADV in equities of $7.3 billion for the third quarter of 2019 increased 27.8% due mainly to a new quarterly record for European ETF volumes and increased trading activity in U.S. ETFs.

Money Markets – Revenues from money markets of $10.5 million in the third quarter of 2019 increased 20.9% compared to the third quarter of 2018. ADV in money markets of $227.1 billion for the third quarter of 2019 rose 32.4% due to the continued growth of bilateral electronic trading in repurchase agreements.

Market Data – Revenues from market data of $16.9 million in the third quarter of 2019 increased 7.3% compared to the third quarter of 2018 from the expansion of our market data license agreement with Refinitiv in November 2018.

Other – Revenues from other of $6.2 million in the third quarter of 2019 increased 1.2% compared to the third quarter of 2018.

Mr. Olesky added, “Tradeweb’s focus on identifying market needs by collaborating with clients to deliver innovative new offerings, is driving the expansion of electronic trading. We set new records for trading activity in the third quarter in rates and credit derivatives, European government bonds, mortgages, European ETFs and Chinese bonds, reflecting growth from both organic initiatives at Tradeweb as well as a number of long-term secular trends. As we look ahead, we believe we are well positioned to continue to create value for our customers and shareholders.”

Operating Expenses – Operating expenses of $142.7 million in the third quarter of 2019 included a net depreciation and amortization expense of $18.3 million as a result of the Refinitiv Transaction and the resulting revaluation of our balance sheet as well as a non-cash, stock-based compensation expense of $2.0 million related to options. Excluding these items, as well as certain gains and losses, Adjusted Expenses were $117.9 million in the third quarter of 2019. Adjusted Expenses increased 8.6% year over year due primarily to increased revenue-related expenses as well as higher employee compensation and benefits expense related to an increase in headcount. Please see "Non-GAAP Financial Measures" below for additional information.

Other Matters

Assets as of September 30, 2019 included $389.9 million in unrestricted cash and cash equivalents. In the first three quarters of 2019, Tradeweb generated $190.5 million of cash flow from operating activities and $160.7 million of Free Cash Flow representing year-over-year increases of 15.6% and 15.6%, respectively. Please see "Non-GAAP Financial Measures" below for additional information.

Follow-On Offering

Tradeweb Markets Inc. completed a follow-on offering of 17,287,878 shares of Class A Common stock at a price to the public of $42.00 per share on October 22, 2019. The underwriters have a 30-day option to purchase up to an additional 2,593,181 shares at the public offering price, less the underwriting discounts and commissions. Tradeweb Markets Inc. used the proceeds of $704.3 million from the offering, net of underwriting discounts and commissions, but before estimated offering expenses, to purchase equity interests from certain existing owners. Refinitiv continues to own a controlling interest in Tradeweb following the offering.

Full-Year 2019 Guidance*

▪	Adjusted expenses of $460 - $475 million are expected to trend to the lower half of the range
▪	Assumed non-GAAP tax rate of 26.4%

▪	Capital expenditures and capitalization of software of $42 - $48 million
▪	Acquisition and Refinitiv Transaction related depreciation and amortization expense of $98 million
▪	Fourth quarter non-cash stock-based compensation expense associated with options of approximately $2 million

*GAAP operating expenses and tax rate guidance are not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement of foreign currency rates.

Dividend

The Board of Directors of Tradeweb Markets Inc. declared a cash dividend of $0.08 per share of Class A common stock and Class B common stock for the third quarter of 2019. The dividend will be payable on December 16, 2019 to stockholders of record as of December 2, 2019.

Conference Call

Tradeweb Markets will hold a conference call to discuss third quarter 2019 results starting at 8:30 a.m. Eastern Time today, November 7, 2019. A live, audio webcast of the conference call along with related materials will be available at http://investors.tradeweb.com.  Alternatively, interested parties can access the call by dialing 866-221-1629 (U.S.) or +1 470-495-9175 (international) and entering passcode 6925059. After the conference call, an archived recording will be available at http://investors.tradeweb.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Statements related to, among other things, our guidance, including 2019 guidance, and future performance, the industry and markets in which we operate, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions and future events are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed under the heading “Risk Factors” in documents of Tradeweb Markets Inc. on file with or furnished to the SEC, may cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future performance and our actual results of operations, financial condition or liquidity, and the development of the industry and markets in which we operate, may differ materially from the forward-looking statements contained in this release. In addition, even if our results of operations, financial condition, or liquidity, and events in the industry and markets in which we operate, are consistent with the forward-looking statements contained in this release, they may not be predictive of results or developments in future periods. Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this release.

Presentation

The historical financial information and other disclosures contained in this press release relate to periods that ended both prior to and after the completion of the Reorganization Transactions and the IPO of Tradeweb Markets Inc. (unless the context otherwise requires, together with its subsidiaries, referred to as “we,” “our,” “Tradeweb,” “Tradeweb Markets” or the “Company”). The IPO closed on April 8, 2019. As a result of certain reorganization transactions (the “Reorganization Transactions”) completed in connection with the IPO, on April 4, 2019, Tradeweb Markets Inc. became a holding company whose only material assets consist of its equity interest in Tradeweb Markets LLC (“TWM LLC”) and related deferred tax assets. As the sole manager of TWM LLC, Tradeweb Markets Inc. operates and controls all of the business and affairs of TWM LLC and, through TWM LLC and its subsidiaries, conducts its business. As a result of this control, and because

Tradeweb Markets Inc. has a substantial financial interest in TWM LLC, Tradeweb Markets Inc. consolidates the financial results of TWM LLC and its subsidiaries. The historical financial information contained in this press release relating to periods prior to and including March 31, 2019, which we refer to as the “pre-IPO period,” pertain to TWM LLC, the predecessor of Tradeweb Markets Inc. for financial reporting purposes. The historical financial information contained in this press release relating to periods beginning on April 1, 2019, and through and including September 30, 2019, which we refer to as the “post-IPO period,” pertain to Tradeweb Markets Inc. The pre-IPO period excludes, and the post-IPO period includes, our financial results from April 1, 2019 through April 3, 2019, which are not material.

On October 1, 2018, Refinitiv Holdings Ltd. (“Refinitiv”), which is controlled by certain investment funds affiliated with The Blackstone Group L.P., an affiliate of Canada Pension Plan Investment Board, an affiliate of GIC Special Investments Pte. Ltd. and certain co-investors, indirectly acquired substantially all of the financial and risk business of Thomson Reuters Corporation and Thomson Reuters Corporation indirectly acquired a non-controlling ownership interest in Refinitiv (collectively, the “Refinitiv Transaction”). As a result of the Refinitiv Transaction, as a consolidating subsidiary of Refinitiv, we accounted for the Refinitiv Transaction using pushdown accounting. Due to the change in the basis of accounting resulting from the application of pushdown accounting, the financial information for the period beginning on October 1, 2018, and through and including September 30, 2019, or the “successor period,” and the financial information for the periods prior to, and including, September 30, 2018, or the “predecessor period,” are not comparable. However, the change in basis resulting from the Refinitiv Transaction did not impact certain financial information, specifically revenues and certain expenses.

Non-GAAP Financial Measures

This release contains “non-GAAP financial measures,” including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT, Adjusted EBIT margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted Expenses and Free Cash Flow, which are supplemental financial measures that are not calculated and presented in accordance with GAAP. We make use of non-GAAP financial measures in evaluating our past results and future prospects. We present these non-GAAP financial measures because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

Management and our board of directors use Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT and Adjusted EBIT margin to assess our financial performance and believe they are helpful in highlighting trends in our core operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Further, our executive incentive compensation is based in part on components of Adjusted EBITDA.

We use Adjusted Net Income and Adjusted Diluted EPS as supplemental metrics to evaluate our business performance in a way that also considers our ability to generate profit without the impact of certain items. Each of the normal recurring adjustments and other adjustments included in Adjusted Net Income and Adjusted Diluted EPS help to provide management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are non-cash expenses.

We use Adjusted Expenses as a supplemental metric to evaluate our underlying operating performance over time by removing items that are not related to day-to-day operations or are non-cash expenses.

We use Free Cash Flow to assess our liquidity in a way that considers the amount of cash generated from our core operations after expenditures for capitalized software development costs and furniture, equipment and leasehold improvements.

See the attached schedules for reconciliations of the non-GAAP financial measures contained in this release to their most comparable GAAP financial measure. Non-GAAP financial measures have limitations as analytical tools, and you should not consider these non-GAAP financial measures in isolation or as alternatives to net income attributable to Tradeweb Markets Inc., net income, earnings per share, operating income, operating expenses or cash flow from operating activities or any other financial measure derived in accordance with GAAP. You are encouraged to evaluate each adjustment included in the reconciliations. In addition, in evaluating Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT, Adjusted EBIT margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted Expenses and Free Cash Flow, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of these non-GAAP financial measures. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, the non-GAAP financial measures contained in this release may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

We present certain growth information on a “constant currency” basis. Since our consolidated financial statements are presented in U.S. dollars, we must translate non-U.S. dollar revenues and expenses into U.S. dollars. Constant currency growth, which is a non-GAAP financial measure, is defined as growth excluding the effects of foreign currency fluctuations. Constant currency information is calculated by translating the current period and prior period’s results using the average exchange rates for 2018. We use constant currency growth as a supplemental metric to evaluate our underlying performance between periods by removing the impact of foreign currency fluctuations. We present certain constant currency growth information because we believe it provides investors and analysts a useful comparison of our results and trends between periods. This information should be considered in addition to, not as a substitute for, results reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.

Tradeweb Social Media

Investors and others should note that Tradeweb Markets announces material financial and operational information using its investor relations website, press releases, SEC filings and public conference calls and webcasts. Information about Tradeweb Markets, its business and its results of operations may also be announced by posts on the Company’s accounts on the following social media channels: Instagram, LinkedIn and Twitter. The information that we post through these social media channels may be deemed material. As a result, we encourage investors, the media, and others interested in Tradeweb Markets to monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. These social media channels may be updated from time to time on our investor relations website.

About Tradeweb Markets

Tradeweb Markets Inc. (Nasdaq: TW) is a leading, global operator of electronic marketplaces for rates, credit, equities and money markets. Founded in 1996, Tradeweb provides access to markets, data and analytics, electronic trading, straight-through-processing and reporting for more than 40 products to clients in the institutional, wholesale and retail markets. Advanced technologies developed by Tradeweb enhance price discovery, order execution and trade workflows while allowing for greater scale and helping to reduce risks in client trading operations. Tradeweb serves approximately 2,500 clients in more than 60 countries. On average, Tradeweb facilitated more than $700 billion in notional value traded per day over the past four fiscal quarters.

Investor contact	Media contact
Ashley Serrao, Tradeweb + 1 646 430 6027	Jonathan Mairs, Tradeweb +1 646 430 6176
Ashley.Serrao@Tradeweb.com	Jonathan.Mairs@Tradeweb.com

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TRADEWEB MARKETS INC.

INCOME STATEMENT (UNAUDITED)

Dollars in Thousands, Except Per Share Data

	Successor		Predecessor
	Three Months	Nine Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2018
Revenues
Transaction fees	$112,746	$319,338	$92,582	$273,751
Subscription fees	35,387	104,398	33,157	107,130
Commissions	37,590	108,200	24,394	79,830
Refinitiv market data fees	13,251	40,252	12,533	36,851
Other	2,007	6,070	2,587	8,209
Gross revenue	200,981	578,258	165,253	505,771
Contingent consideration	—	—	2,537	(26,830)
Net revenue	200,981	578,258	167,790	478,941

Expenses
Employee compensation and benefits	79,644	252,912	69,076	209,053
Depreciation and amortization	35,133	102,928	16,362	48,808
Technology and communications	9,527	29,086	9,112	26,598
General and administrative	7,507	25,961	9,386	23,056
Professional fees	7,272	20,981	7,546	20,360
Occupancy	3,640	10,900	3,491	10,732
Total expenses	142,723	442,768	114,973	338,607
Operating income	58,258	135,490	52,817	140,334
Net interest income	636	1,669	673	1,726
Income before taxes	58,894	137,159	53,490	142,060
Provision for income taxes	(10,316)	(21,413)	(7,535)	(11,900)
Net income	$48,578	$115,746	$45,955	$130,160
Less: Pre-IPO net income attributable to Tradeweb Markets LLC	—	42,352
Net income attributable to Tradeweb Markets Inc. and non-controlling interests	48,578	73,394
Less: Net income attributable to non-controlling interests	18,966	30,954
Net income attributable to Tradeweb Markets Inc.	$29,612	$42,440

EPS calculations for pre-IPO and post-IPO periods (1)
Earnings per share
Basic	$0.21 (b)	$0.19 (a) / 0.30 (b)	$0.21 (a)	$0.60 (a)
Diluted	$0.20 (b)	$0.19 (a) / 0.28 (b)	$0.21 (a)	$0.60 (a)
Weighted average shares outstanding
Basic	142,935,206 (b)	222,222,197 (a) / 142,934,221 (b)	219,165,997 (a)	215,365,920 (a)
Diluted	151,362,643 (b)	223,320,457 (a) / 151,158,760 (b)	219,165,997 (a)	215,365,920 (a)

(1)

In April 2019, the Company completed the Reorganization Transactions and the IPO, which, among other things, resulted in Tradeweb Markets Inc. becoming the successor of Tradeweb Markets LLC for financial reporting purposes. As a result, earnings per share information for the pre-IPO period is not comparable to the earnings per share information for the post-IPO period.  Therefore, earnings per share information is being presented separately for the pre-IPO and post-IPO periods.

a.	Presents information for Tradeweb Markets LLC (pre-IPO period).

b.	Presents information for Tradeweb Markets Inc (post-IPO period).

See “Basic and Diluted EPS Calculations” below for additional information.

TRADEWEB MARKETS INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Dollars in Thousands, Except per Share Data

	Successor		Predecessor
	Three	Nine	Three	Nine
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
Reconciliation of Net Income to Adjusted EBITDA, Adjusted	2019	2019	2018	2018
EBITDA Margin, Adjusted EBIT and Adjusted EBIT Margin	(in thousands)
Net income	$48,578	$115,746	$45,955	$130,160
Contingent consideration	—	—	(2,537)	26,830
Interest income, net	(636)	(1,669)	(673)	(1,726)
Depreciation and amortization	35,133	102,928	16,362	48,808
Stock-based compensation expense(1)	1,995	22,398	—	—
Provision for income taxes	10,316	21,413	7,535	11,900
Unrealized foreign exchange (gains) / losses	(2,499)	(1,215)	407	(960)
(Gain) / loss from revaluation of foreign denominated cash(2)	562	1,120	(466)	(921)
Adjusted EBITDA	$93,449	$260,721	$66,583	$214,091
Less: Depreciation and amortization	(35,133)	(102,928)	(16,362)	(48,808)
Add: Acquisition and Refinitiv Transaction related D&A(3)	24,780	72,122	6,513	19,576
Adjusted EBIT	$83,096	$229,915	$56,734	$184,859
Adjusted EBITDA margin(4)	46.5%	45.1%	40.3%	42.3%
Adjusted EBIT margin(4)	41.3%	39.8%	34.3%	36.5%

(1)	Represents non-cash stock-based compensation expense associated with the Special Option Award and post-IPO options awarded in 2019.
(2)	Represents foreign exchange gain or loss from the revaluation of cash denominated in a different currency than the entity’s functional currency.
(3)

Represents acquisition-related intangibles amortization and increased tangible asset and capitalized software depreciation and amortization resulting from the Refinitiv Transaction and the application of pushdown accounting (where all assets were marked to fair value as of the closing date of the Refinitiv Transaction).

(4)	Adjusted EBITDA margin and Adjusted EBIT margin are defined as Adjusted EBITDA and Adjusted EBIT, respectively, divided by gross revenue for the applicable.

	Successor		Predecessor
	Three	Nine	Three	Nine
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
Reconciliation of Net Income to	September 30,	September 30,	September 30,	September 30,
Adjusted Net Income and Adjusted Diluted EPS	2019	2019	2018	2018
Earnings per diluted share(1)	$0.20 (b)	$0.19 (a) / 0.28 (b)	$0.21 (a)	$0.60 (a)
Pre-IPO net income attributable to Tradeweb Markets LLC (1)	$—	$42,352 (a)	$45,955 (a)	$130,160 (a)
Add: Net income attributable to Tradeweb Markets Inc. (1)	29,612 (b)	42,440 (b)	—	—
Add: Net income attributable to non-controlling interests (1)(2)	18,966 (b)	30,954 (b)	—	—
Net income	$48,578 (b)	$115,746 (a)(b)	$45,955 (a)	$130,160 (a)
Provision for income taxes	10,316	21,413	7,535	11,900
Contingent consideration	—	—	(2,537)	26,830
Acquisition and Refinitiv Transaction related D&A(3)	24,780	72,122	6,513	19,576
Stock-based compensation expense(4)	1,995	22,398	—	—
Unrealized foreign exchange (gains) / losses	(2,499)	(1,215)	407	(960)
(Gain) / loss from revaluation of foreign denominated cash(5)	562	1,120	(466)	(921)
Adjusted Net Income before income taxes	83,732	231,584	57,407	186,585
Adjusted income taxes(6)	(22,105)	(61,139)	(15,155)	(49,258)
Adjusted Net Income	$61,627	$170,445	$42,252	$137,327
Adjusted Diluted EPS (1)(7)	$0.27 (b)	$0.23 (a) / 0.51 (b)	$0.19 (a)	$0.64 (a)

(1)

In April 2019, the Company completed the Reorganization Transactions and the IPO.  As a result, certain earnings information is being presented separately for Tradeweb Markets LLC and Tradeweb Markets Inc.

a.	Presents information for Tradeweb Markets LLC (pre-IPO period).

b.	Presents information for Tradeweb Markets Inc. (post-IPO period).

See the “Basic and Diluted EPS Calculations” table below for additional information.

(2)

For post-IPO periods, represents the reallocation of net income attributable to non-controlling interests from the assumed exchange of all outstanding LLC Interests for shares of Class A or Class B common stock.

(3)

Represents acquisition-related intangibles amortization and increased tangible asset and capitalized software depreciation and amortization resulting from the Refinitiv Transaction and the application of pushdown accounting (where all assets were marked to fair value as of the closing date of the Refinitiv Transaction).

(4)	Represents non-cash stock-based compensation expense associated with the Special Option Award and post-IPO options awarded in 2019.
(5)	Represents foreign exchange gain or loss from the revaluation of cash denominated in a different currency than the entity’s functional currency.
(6)

Represents corporate income taxes at an assumed effective tax rate of 26.4% for all periods presented applied to Adjusted Net Income before income taxes. For pre-IPO periods, this adjustment assumes Tradeweb Markets LLC was subject to a corporate tax rate for the periods presented.

(7)

Due to the Reorganization Transactions and the IPO completed in April 2019, shares outstanding during the nine months ended September 30, 2019 represent shares of TWM LLC (pre-IPO period) and shares of Class A and Class B common stock of Tradeweb Markets Inc. (post-IPO period).

The following table summarizes the calculation of Adjusted Diluted EPS for the three and nine months ended September 30, 2019 and 2018:

		Pre-IPO Period	Post-IPO Period
	Three	Nine	Nine	Three	Nine
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
Reconciliation of Diluted Weighted Average Shares Outstanding to	September 30,	September 30,	September 30,	September 30,	September 30,
Adjusted Diluted Weighted Average Shares Outstanding	2019	2019	2019	2018	2018
Diluted weighted average TWM LLC shares outstanding	—	223,320,457	—	219,165,997	215,365,920
Diluted weighted average shares of Class A and Class B common stock outstanding	151,362,643	—	151,158,760	—	—
Assumed exchange of LLC interests for shares of Class A or Class B common stock (1)	79,289,005	—	79,289,005	—	—
Adjusted diluted weighted average shares outstanding	230,651,648	223,320,457	230,447,765	219,165,997	215,365,920
Adjusted Net Income (in thousands)	$61,627	$52,190	$118,255	$42,252	$137,327
Adjusted Diluted EPS	$0.27	$0.23	$0.51	$0.19	$0.64

(1)

Assumes the exchange of all outstanding LLC Interests for shares of Class A or Class B common stock, resulting in the elimination of the non-controlling interests and recognition of the net income attributable to non-controlling interests.

	Successor		Predecessor
	Three	Nine	Three	Nine
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
Reconciliation of Operating Expenses to Adjusted Expenses	2019	2019	2018	2018
Operating Expenses	$142,723	$442,768	$114,973	$338,607
Acquisition and Refinitiv Transaction related D&A(1)	(24,780)	(72,122)	(6,513)	(19,576)
Stock-based compensation expense(2)	(1,995)	(22,398)	—	—
Unrealized foreign exchange gains / (losses)	2,499	1,215	(407)	960
Gain / (loss) from revaluation of foreign-denominated cash(3)	(562)	(1,120)	466	921
Adjusted Expenses	$117,885	$348,343	$108,519	$320,912

(1)

Represents acquisition-related intangibles amortization and increased tangible asset and capitalized software depreciation and amortization resulting from the Refinitiv Transaction and the application of pushdown accounting (where all assets were marked to fair value as of the closing date of the Refinitiv Transaction).

(2)	Represents non-cash stock-based compensation expense associated with the Special Option Award and post-IPO options awarded in 2019.
(3)	Represents foreign exchange gain or loss from the revaluation of cash denominated in a different currency than the entity’s functional currency.

	Successor	Predecessor
	Nine	Nine
	Months	Months
	Ended	Ended
Reconciliation of Cash Flows from Operating Activities to	September 30,	September 30,
Free Cash Flow	2019	2018
Cash flow from operating activities	$190,465	$164,828
Less: Capitalization of software development costs	(21,200)	(19,523)
Less: Purchases of furniture, equipment and leasehold improvements	(8,567)	(6,327)
Free Cash Flow	$160,698	$138,978

TRADEWEB MARKETS INC.

BASIC AND DILUTED EPS CALCULATIONS (UNAUDITED)

Dollars in Thousands, Except per Share Data

The following table summarizes the basic and diluted earnings per share calculations for Tradeweb Markets LLC (pre-IPO period):

	Successor	Predecessor
	Nine Months	Three Months	Nine Months
	Ended	Ended	Ended
	September 30,	September 30,	September 30,
	2019	2018	2018
EPS: Pre-IPO net income attributable to Tradeweb Markets LLC(1)
Numerator:
Pre-IPO net income attributable to Tradeweb Markets LLC	$42,352	$45,955	$130,160

Denominator:
Weighted average LLC Interests outstanding - Basic	222,222,197	219,165,997	215,365,920
Dilutive effect of equity-settled PRSUs	1,098,260	—	—
Weighted average LLC Interests outstanding - Diluted	223,320,457	219,165,997	215,365,920

Earnings per share - Basic	$0.19	$0.21	$0.60
Earnings per share - Diluted	$0.19	$0.21	$0.60
(1)

Earnings per share and weighted average shares outstanding for the pre-IPO periods have been computed to give effect to the Reorganization Transactions, including the amendment and restatement of the fourth amended and restated limited liability company agreement of Tradeweb Markets LLC to, among other things, (i) provide for a new single class of common membership interests in Tradeweb Markets LLC (“LLC Interests”) and (ii) exchange all of the original members’ existing membership interests for LLC Interests.

The following table summarizes the basic and diluted earnings per share calculations for Tradeweb Markets Inc. (post-IPO period):

	Successor
	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2019	2019
EPS: Post-IPO net income attributable to Tradeweb Markets Inc.
Numerator:
Post-IPO net income attributable to Tradeweb Markets Inc.	$29,612	$42,440

Denominator:
Weighted average shares of Class A and Class B common stock outstanding - Basic	142,935,206	142,934,221
Dilutive effect of equity-settled PRSUs	2,492,381	2,355,938
Dilutive effect of options	5,935,056	5,868,601
Weighted average shares of Class A and Class B common stock outstanding - Diluted	151,362,643	151,158,760

Earnings per share - Basic	$0.21	$0.30
Earnings per share - Diluted	$0.20	$0.28

TRADEWEB MARKETS INC.

GROSS REVENUES BY ASSET CLASS

	Successor		Predecessor
	Three Months Ended		Three Months Ended
	September 30, 2019		September 30, 2018		$ Change		% Change
	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed
Revenues	(dollars in thousands)
Rates	$64,885	$50,620	$42,808	$49,784	$22,077	$836	51.6%	1.7%
Credit	34,417	5,161	28,526	5,116	5,891	45	20.7%	0.9%
Equities	9,896	2,437	7,066	1,418	2,830	1,019	40.1%	71.9%
Money Markets	6,743	3,737	5,089	3,578	1,654	159	32.5%	4.4%
Market Data	—	16,914	—	15,770	—	1,144	n/a	7.3%
Other	—	6,171	26	6,072	(26)	99	(100.0)%	1.6%
Gross revenue	$115,941	$85,040	$83,515	$81,738	$32,426	$3,302	38.8%	4.0%

TRADEWEB MARKETS INC.

AVERAGE VARIABLE FEES PER MILLION DOLLARS OF VOLUME

	Three	Three
	Months	Months
	Ended	Ended
	September 30,	September 30,	YoY
	2019	2018	% Change
Rates	$1.79	$1.97	(9.2)%
Rates - excluding short-tenor swaps (less than 1 year)	$2.32	$2.14	8.0%
Credit	$30.81	$37.45	(17.7)%
Equities	$20.78	$19.27	7.8%
Money Markets	$0.46	$0.47	(1.9)%
Total Fees per Million	$2.20	$2.47	(10.9)%
Total Fees per Million - excluding short-tenor swaps (less than 1 year)	$2.62	$2.61	—%

TRADEWEB MARKETS INC.

AVERAGE DAILY VOLUME

		2019 Q3		2018 Q3		YoY
Asset Class	Product	ADV (USD mm)	Volume (USD mm)	ADV (USD mm)	Volume (USD mm)	ADV
Rates	Cash	284,629	18,260,913	208,879	13,196,047	36.26%
	U.S. Government Bonds	82,128	5,256,162	65,558	4,130,170	25.27%
	European Government Bonds	23,373	1,542,540	17,745	1,153,418	31.72%
	Mortgages	175,478	11,230,569	123,600	7,786,799	41.97%
	Other Government Bonds	3,651	231,641	1,976	125,659	84.72%
	Derivatives	278,749	18,044,201	133,693	8,514,786	108.50%
	Swaps/Swaptions ≥ 1Y	148,195	9,610,603	104,080	6,635,855	42.39%
	Swaps/Swaptions < 1Y	129,981	8,396,929	29,125	1,848,185	346.28%
	Futures	573	36,669	488	30,745	17.44%
	Total	563,379	36,305,114	342,572	21,710,832	64.46%
Credit	Cash	5,437	352,688	3,950	251,695	37.64%
	U.S. High-Grade	2,476	158,462	1,712	107,881	44.59%
	U.S. High-Yield	328	20,973	230	14,461	42.77%
	European Credit	1,203	79,409	1,098	71,357	9.60%
	Municipal Bonds	226	14,433	256	16,134	-11.94%
	Chinese Bonds	1,139	75,201	603	38,571	89.06%
	Other Credit Bonds	65	4,209	51	3,291	26.12%
	Derivatives	11,763	764,357	7,935	508,512	48.23%
	Swaps	11,763	764,357	7,935	508,512	48.23%
	Total	17,199	1,117,045	11,885	760,207	44.71%
Money Markets	Cash	227,125	14,701,122	171,509	10,872,806	32.43%
	Repurchase Agreements (Repo)	209,298	13,557,806	151,667	9,620,102	38.00%
	Other Money Markets	17,827	1,143,316	19,842	1,252,704	-10.15%
	Total	227,125	14,701,122	171,509	10,872,806	32.43%
Equities	Cash	4,500	291,470	3,162	201,149	42.32%
	U.S. ETFs	2,756	176,353	2,182	137,496	26.26%
	Europe ETFs	1,744	115,118	979	63,653	78.12%
	Derivatives	2,845	184,659	2,584	165,441	10.11%
	Options/Convertibles/Swaps	1,275	83,721	1,253	81,194	1.73%
	Futures	1,570	100,938	1,331	84,247	18.00%
	Total	7,345	476,129	5,746	366,590	27.83%

		ADV (USD mm)	Average Daily Trades	ADV (USD mm)	Average Daily Trades	YoY
	Total	815,048	51,682	531,712	38,958	53.29%

To access historical traded volumes, go to https://www.tradeweb.com/newsroom/monthly-activity-reports/.